EXHIBIT 23

                    CONSENT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and Stockholders of The Stride Rite Corporation:


   We consent to the incorporation by reference in the Registration Statements on Form S-8 (SEC File No. 2-76795, 33-54439, 33-58567 and 333-14837) of The
Stride Rite Corporation of our reports dated January 7, 1997 on our audits of the consolidated financial statements and financial statement schedules of The Stride Rite Corporation as of November 29, 1996 and December 1, 1995 and for the years ended November 29, 1996, December 1, 1995 and December 2, 1994 which reports are included or incorporated by reference in this Annual Report on Form 10-K.




                          /s/ Coopers & Lybrand L.L.P.
                            COOPERS & LYBRAND L.L.P.

Boston, Massachusetts
February 25, 1997







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